CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 25, 2020, relating to the financial statements of American Customer Satisfaction ETF, a series of ETF Series Solutions, for the year ended September 30, 2020, and to the references to our firm under the headings “Questions and Answers,” “Other Service Providers,” “Appendix B – Financial Highlights of the Target Fund” and “Independent Registered Public Accounting Firm” in the Combined Proxy Statement/Prospectus.

/s/ Cohen & Company, LTD.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
March 5, 2021